PTC Announces Preliminary Fourth Quarter FY’16 Results; Bookings and Subscription Mix Expected to be Significantly Above the High End of Guidance

NEEDHAM, Mass., – October 3, 2016 – PTC (Nasdaq: PTC) today announced that preliminary bookings for the fourth fiscal quarter ended September 30, 2016 are expected to be between $139 million and $142 million, above the high end of the company’s previous guidance of $111 million to $121 million. There are two mega deals (>$5 million in bookings) in the quarter, including a competitive PLM displacement within one of the top Tier 1 global automotive suppliers, and a worldwide cloud implementation of PTC’s service parts management solution – both a testament to PTC’s leading technology position in these markets.

PTC also now expects its Q4’16 bookings subscription mix to be approximately 70%, significantly exceeding its prior guidance of 46%. Due primarily to the higher than expected subscription mix, and also the incremental commission expense associated with bookings and subscription outperformance, we expect GAAP and non-GAAP revenue, and GAAP and non-GAAP EPS to be below the low end of our prior guidance.

In addition, in support of continued realignment of resources toward higher growth opportunities and driving long-term margin expansion, PTC now expects FY’16 restructuring charges of approximately $75 to $80 million, above the $50 million to $70 million range included in the company’s Q3’16 form 10-Q filed on August 11, 2016, and the $40 million to $50 million range included in our Q4’16 guidance on July 20, 2016.

Fiscal Q4’16 and Fiscal 2016 Earnings Conference Call and Webcast
PTC will release its fiscal 2016 fourth quarter and year-end results on Wednesday, October 26th after the stock market closes. Senior management will host a live webcast and conference call to review the results on Wednesday, October 26th at 5pm Eastern Time. The earnings press release and accompanying prepared remarks will be accessible prior to the conference call and webcast on the Investor Relations section of the Company’s web site at PTC-Investor Relations.

What:	PTC Fiscal Q4’16 Conference Call and Webcast

When:	Wednesday, October 26th, 2016 at 5:00pm (ET)

Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC

Webcast:	www.ptc.com/for/investors.htm

Replay:
The audio replay of this event will be archived for public replay until 4:00 pm (PT) on November 6th, 2016.
Dial-in: 888-566-0433 Passcode: 3010
To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Please note that statements made on the conference call and webcast are as of the date of the conference call and webcast and PTC does not assume any obligation to update any statements made live or to update the archived call. Matters discussed may include forward-looking statements about PTC’s anticipated financial results and growth, as well as about the development of products and markets, which are based on current plans and assumptions. Actual results in future periods may differ materially from current expectations due to a number of risks and uncertainties, including those described from time to time in reports filed by PTC with the U.S. Securities and Exchange Commission, including PTC’s most recent reports on Form 10-Q and Form 10-K.

Bookings Metrics

We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking
Forward-Looking Statements
This press release contains preliminary bookings and subscription mix results for the fourth quarter of 2016, preliminary estimates of revenue and EPS results for the fourth quarter of 2016, and projected restructuring charges for Fiscal 2016. Actual results may differ materially from those stated as a result of finalization of our fourth quarter financial statements and finalization of restructuring actions yet to be completed.

About PTC
PTC (NASDAQ: PTC) is a global provider of technology platforms and solutions that transform how companies create, operate, and service the “things” in the Internet of Things (IoT). The company’s next-generation ThingWorx® technology platform gives developers the tools they need to capture, analyze, and capitalize on the vast amounts of data being generated by smart, connected products and systems. The company’s field-proven solutions are deployed in more than 26,000 businesses worldwide to generate a product or service advantage. PTC’s award-winning CEO, considered an industry thought leader, co-authored the definitive guides to the impact of the IoT on business in the Harvard Business Review.

PTC Investor Relations Contacts

Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com